Exhibit 4.18

DATED 22 APRIL 2016

UNDERTAKING AGREEMENT

Skadden, Arps, Slate, Meagher & Flom (UK) LLP

40 Bank Street

Canary Wharf

London E14 5DS

THIS UNDERTAKING AGREEMENT (the “Agreement”) is made on 22 April 2016

BETWEEN:

(1)	QOROS AUTOMOTIVE CO., LTD., a sino-foreign joint equity enterprise established on 24 December 2007 in the People’s Republic of China with address of No.1, Tongda Road, Economic Technology Development Zone, Changshu City, Jiangsu Province, People’s Republic of China (“Qoros”);

(2)	QUANTUM (2007) LLC, a Delaware limited liability company (file no. 4300667) whose registered office is at 16192 Coastal Highway, Lewes, Delaware 19958, United States of America (“LLC”);

(3)	KENON HOLDINGS LTD., a Singapore company with shares listed on the Tel Aviv Stock Exchange and New York Stock Exchange (company registration no. 201406588W) whose registered office is at 1 Temasek Avenue #36-01, Millenia Tower, Singapore 039192 (“Kenon”);

(4)	WUHU CHERY AUTOMOBILE INVESTMENT CO., LTD, a limited liability company organized and existing under the laws of the People’s Republic of China with its legal address at 8 Chengchun Road, Wuhu Economic and Technological Development Area, Anhui Province, People’s Republic of China (“Wuhu Chery”);

(5)	CHERY AUTOMOBILES LIMITED, a company limited by shares organized and existing under the laws of the People’s Republic of China with its legal address at 8 Chengchun Road, Wuhu Economic and Technological Development Area, Anhui Province, People’s Republic of China (“Chery”); and

(6)	ANSONIA HOLDINGS SINGAPORE B.V., incorporated under the laws of the Netherlands (Besloten vennootschap met beperkte aansprakelijkheid) and having its registered office at 1 Temasek Avenue #38-01, Millenia Tower, Singapore 039192 (“Ansonia”),

(each a Party and together, the Parties).

RECITALS:

(A)	The Parties wish to enter into this Agreement to record certain undertakings, as set out below (the “Undertakings”) relating to certain transactions contemplated in connection with loans provided by the Parties (the “Transactions”), including:

(1)	the loans provided by Ansonia to LLC pursuant to the LLC Loan Agreement (the “LLC Loan”);

(2)	the loan of the proceeds of the LLC Loan to Qoros pursuant to the LLC-Qoros Loan Agreement (the “LLC-Qoros Loan”) at the same time as a corresponding loan is made by Wuhu Chery to Qoros (the “Wuhu Chery-Qoros Loan”) (the LLC-Qoros Loan and the Wuhu Chery-Qoros Loan, together the “Qoros Loans”).

(B)	The Qoros Loans will be secured by security granted with respect to certain patents held by Qoros.

IT IS AGREED as follows:

1.	INTERPRETATION

1.1	Definitions

In this Agreement:

“Additional Chery Loan Agreement” has the meaning given to that term in the LLC Loan Agreement.

“Assignment Agreement” means the security assignment agreement between LLC as assignor and Ansonia as assignee.

“Business Day” means a day (other than a Saturday or Sunday) on which banks are open for general business in London, Singapore and the People’s Republic of China.

“Class A Interests” means Class A membership interests in LLC.

“Class B Interests” means Class B membership interests in LLC.

“Initial Wuhu Chery-Qoros Loan Agreement” means the loan agreement defined in Clause 2.3 (Wuhu Chery-Qoros Loan Agreement) of this Agreement.

“Interests” means the Class A Interests and the Class B Interests.

“LLC Loan Agreement” means the loan agreement defined in Clause 2.1 (LLC Loan Agreement) of this Agreement.

“LLC-Qoros Loan Agreement” means the loan agreement defined in Clause 2.2 (LLC-Qoros Loan Agreement) of this Agreement.

“Qoros Security Agreement” means the patent right pledge agreement among Qoros as pledgor and LLC and Wuhu Chery as pledgees securing the obligations owing by Qoros under the Initial Wuhu Chery-Qoros Loan Agreement and LLC-Qoros Loan Agreement.

Qualified Financing” has the meaning given to it in the LLC-Qoros Loan Agreement.

1.2	Construction

In this Agreement, unless the context otherwise requires, a reference to:

(a)	a person includes a person, firm, company, corporation, government, state or agency of state or any association , trust partnership (whether or not having a separate legal personality) or two or more of the foregoing and includes a reference to that person’s successors and permitted assignees or permitted transferees but does not include that person if it has ceased to be a party under this Agreement;

(b)	unless otherwise specified, clauses are references to clauses to this Agreement;

(c)	any reference to this Agreement shall include its annexures;

(d)	(or to any specified provision of) any agreement is to that agreement (or that provision) as amended from time to time;

(e)	a statute, statutory instrument or provision of law is to that statute, statutory instrument or provision of law, as it may be applied, amended or re-enacted from time to time;

(f)	the index and the headings in this Agreement are for convenience only and are to be ignored in construing this Agreement;

(g)	words imparting the singular include the plural and vice versa; and

(h)	words “best efforts”, in relation to the performance of any act by a party, shall be construed as the standard of endeavours required under English law.

2.	UNDERTAKINGS

2.1	LLC Loan Agreement

At the same time as entering into this Agreement, Ansonia and LLC each undertake to the Parties to execute the loan agreement between LLC as borrower and Ansonia as lender in substantially the form annexed to this Agreement as Annexure A (the “LLC Loan Agreement”).

2.2	LLC-Qoros Loan Agreement

At the same time as entering into this Agreement, LLC and Qoros each undertake to the Parties to execute the loan agreement between Qoros as borrower and LLC as lender in substantially the form annexed to this Agreement as Annexure B (the “LLC-Qoros Loan Agreement”).

2.3	Wuhu Chery-Qoros Loan Agreement

At the same time as entering into this Agreement, Wuhu Chery and Qoros each undertake to the Parties to execute the loan agreement between Qoros as borrower, the Industrial and Commercial Bank of China Limited, Changshu Sub-Branch (中国工商银行股份有限公司常熟支行) as entrusted bank and Wuhu-Chery as lender in substantially the form annexed to this Agreement as Annexure C (the “Initial Wuhu Chery-Qoros Loan Agreement”).

2.4	Conversion of Class B Interests into Class A Interests

(a)	In connection with the conversion of the LLC Loan provided by Ansonia into Class A Interests pursuant to the terms of the LLC Loan Agreement (the “LLC Conversion”), and to the extent that the LLC Conversion will result in an issuance of Class A Interests to Ansonia in excess of the number of Interests which LLC may issue to a third-party without violating the terms of the existing joint venture agreement of Qoros (the “Joint Venture Agreement”), LLC undertakes that it shall convert the maximum number of Class B Interests into Class A Interests permitted by the Joint Venture Agreement and shall use its best efforts (including, but not limited to, assisting with obtaining any required governmental or regulatory approvals, but, for the avoidance of doubt, such efforts shall exclude any requirement to make a repayment or prepayment of any existing indebtedness of Qoros) to make appropriate amendments to the Joint Venture Agreement, such that, following such amendments, LLC may convert Ansonia’s remaining Class B Interests into Class A Interests in compliance with LLC’s contractual obligations under the Joint Venture Agreement.

(b)	For the avoidance of doubt, the LLC Conversion shall be deemed complete only upon the conversion of each of the Class B Interests held by Ansonia into Class A Interests and the cancellation of each of the Class B Interests, with such conversion and cancellation to be reflected in an adjustment to Schedule A of the Second Amended and Restated Limited Liability Company Operating Agreement, dated as of April 22, 2016, by and between Robert Rosen, as manager, and each member party thereto.

(c)	Notwithstanding the forgoing, to the extent LLC is not able to convert all of Ansonia’s Class B Interests into Class A Interests pursuant to an LLC Conversion, LLC, Chery, Wuhu Chery and Qoros undertake to enter into good faith negotiations with Ansonia to take necessary steps to put Ansonia in the same economic position it would have been in as if all of its Class B Interests were converted into Class A Interests.

2.5	Conversion of Class A Interests into direct ownership of Qoros

(a)	Following the LLC Conversion and until the third anniversary of the LLC Conversion, Ansonia may, at its discretion, request to LLC in writing that it wishes to convert / exchange its Class A Interests into a direct holding by it of an equity interest in Qoros (the “Company Conversion”) based on the then value of the indirect beneficial ownership in Qoros of such Class A Interests.

(b)	If Ansonia requests a Company Conversion pursuant to paragraph (a) above:

(i)	LLC shall notify each other party to this Agreement of Ansonia’s request;

(ii)	LLC undertakes that it will use its best efforts (including, but not limited to, assisting with obtaining any required governmental or regulatory approvals, but, for the avoidance of doubt, such efforts shall exclude any requirement to make a repayment or prepayment of any existing indebtedness of Qoros) to take any and all steps required to effect the Company Conversion based on the then value of the indirect beneficial ownership in Qoros of such Class A Interests;

(iii)	each of Kenon, Chery, Wuhu Chery and Qoros undertake to enter into good faith negotiations with respect to the Company Conversion and, following the conclusion of such negotiations, to enter into such agreements, and to use best efforts to take all other action, as is required by LLC and / or Ansonia to give effect to the Company Conversion; and

(iv)	without prejudice to the generality of Clause 2.5(b)(iii), in respect of a Company Conversion, each of Kenon, Chery and Qoros hereby undertake to enter into good faith negotiations to make appropriate amendments to the Joint Venture Agreement such that, following the Company Conversion, each of Wuhu Chery, LLC, Ansonia and any new third party investor is a party to such Joint Venture Agreement and the Joint Venture Agreement is amended to reflect typical rights and protections for minority investors, including, but not limited to, relating to anti-dilution, material corporate actions and board representation.

(c)	The undertakings and obligations of Chery and Wuhu Chery in sub-paragraphs (b)(iii) and (b)(iv) above (and compliance thereto) are subject to Chery and Wuhu Chery obtaining the required:

(i)	internal corporate and board approval; and

(ii)	shareholder approval,

and Chery and Wuhu Chery agree to use best efforts to obtain such approvals at the relevant and appropriate time.

2.6	Qoros Security Agreement and Assignment Agreement

(a)	Within 120 days of entering into this Agreement (the “Relevant Period”), LLC and Qoros each undertakes to the Parties to execute the Qoros Security Agreement in substantially the form annexed to this Agreement as Annexure D, except that:

(i)	the period between (1) the date a definitive and binding agreement relating to a Qualified Financing is signed and (2) the date on which such agreement is terminated or it is otherwise apparent that the proposed Qualified Financing will not be consummated (the “QF Termination Date”), shall not be accounted for in (and shall be excluded from) the calculation and determination of the Relevant Period (it being agreed, for the avoidance of doubt, that any time period after such QF Termination Date shall be accounted for in the calculation and determination of the Relevant Period); and

(ii)	following the completion of a Qualified Financing, the obligations under this paragraphs (a) shall not apply.

(b)	Within 5 days of entry into the Qoros Security Agreement between LLC and Qoros, LLC and Ansonia each undertakes to the Parties to execute the Assignment Agreement in substantially the form annexed to this Agreement as Annexure E.

(c)	Qoros undertakes to the Parties that it shall not create or permit to subsist any security over any of the Pledged Property (as defined in the Qoros Security Agreement) save for the security to be created pursuant to the Qoros Security Agreement.

2.7	Additional Chery Loan Agreement:

Prior to a utilisation of Facility B (as defined in the LLC Loan Agreement) of the LLC Loan Agreement, Wuhu Chery and Qoros each undertake to the Parties to execute the Additional Chery Loan Agreement in a form substantially the same as the Initial Chery Loan Agreement or in such other form satisfactory to the Parties.

3.	FURTHER ASSURANCE

Each party to this Agreement shall, and shall use reasonable endeavours to procure that any necessary third party shall, at its own expense, do and execute, or arrange for the doing and executing of, each necessary act, document and thing reasonably within its power and as may be reasonably requested of it to implement this Agreement and the transactions contemplated by this Agreement.

4.	PARTIAL INVALIDITY

If, at any time, any provision of this Agreement is or becomes illegal, invalid or unenforceable in any respect under the law of any jurisdiction, neither the legality, validity or enforceability of any other provision of this Agreement nor the legality, validity or enforceability under the law of any other jurisdiction shall in any way be affected or impaired.

5.	CONSENT OF THIRD PARTIES

Notwithstanding any term of this Agreement, no consent of any third party is required for any amendment (including any release or compromise of any liability) or termination of this Agreement.

6.	COUNTERPARTS

This Agreement may be executed in any number of counterparts, all of which taken together shall constitute one and the same instrument.

7.	GOVERNING LAW

This Agreement and any dispute or claim arising out of or in connection with it or its subject matter shall be governed by, and construed in accordance with, the laws of the People’s Republic of China.

8.	DISPUTE RESOLUTION

Any dispute in connection with this Agreement shall be resolved through friendly negotiation between the Parties. If the dispute is not resolved through negotiation within sixty (60) calendar days after one Party has served a written notice on the other Parties requesting the commencement of negotiation, then the Parties shall refer and submit the dispute for final resolution by arbitration to the Hong Kong International Arbitration Center (HKIAC) in accordance with the Arbitration Rules of the United Nations Commission on International Trade Law (the “UNCITRAL Arbitration Rules”) as at present in force save as the same may be amended by this Agreement and the UNCITRAL Arbitration Rules shall be construed accordingly. The place of arbitration shall be Hong Kong. The arbitration shall be settled by three (3) arbitrators. Ansonia, Kenon and LLC as one side, and Chery, Wuhu Chery as the other side shall separately appoint one arbitrator within the time stipulated in the UNCITRAL Arbitration Rules, failing which the appointment shall be made by HKIAC. The third arbitrator, who will act as the presiding arbitrator, shall be appointed by the HKIAC. The appointing authority shall be the HKIAC. The language of the arbitration proceedings shall be English, provided that either Party may introduce evidence or testimony in languages other than English. The award of the arbitration tribunal will be final and binding on each of the Parties and may be enforced, if necessary, in any court of competent jurisdiction. The costs of arbitration including attorneys’ fees shall be borne by the losing Party unless otherwise decided in the arbitral award. In any arbitration proceeding or legal proceeding to enforce an arbitral award, in any other legal action between the Parties relating to this Agreement, each Party waives the defense of sovereign immunity and any other defense solely based upon the fact or allegation that it is a political subdivision, agency or instrumentality of a sovereign state.

IN WITNESS of which the Parties have executed and delivered this document on the date first written above.

ANNEXURE A

Form of LLC Loan Agreement

ANNEXURE B

Form of LLC-Qoros Loan Agreement

ANNEXURE C

Form of Initial Wuhu Chery-Qoros Loan Agreement

ANNEXURE D

Form of Qoros Security Agreement

ANNEXURE E

Form of Assignment Agreement

SIGNATURES

QOROS AUTOMOTIVE CO., LTD.

/s/
Authorized Signatory
Name:
Company Seal:

QUANTUM (2007) LLC

By	/s/ Robert L. Rosen
Name: Robert L. Rosen
Title: Manager

KENON HOLDINGS LTD.

By	/s/ Yoav Doppelt
Name: Yoav Doppelt
Title: CEO

WUHU CHERY AUTOMOBILE INVESTMENT CO., LTD

/s/ Zhou Biren

Authorized Signatory
Name: Zhou Biren
Company Seal:

CHERY AUTOMOBILE LIMITED

/s/ Yin Tongyue

Authorized Signatory
Name: Yin Tongyue
Company Seal:

ANSONIA HOLDINGS SINGAPORE B.V.

By	/s/ Cyril Ducau
Name: Cyril Ducau
Title: Director